Exhibit 3.7

ARTICLES OF INCORPORATION

OF

SOUTHWESTERN ENERGY SERVICES COMPANY

FIRST: The name of this corporation is Southwestern Energy Services Company.

SECOND: The nature of the business of the corporation and the objects or purposes proposed to be transacted, promoted or carried on by it, are as follows, to-wit:

Section A: The primary purpose of the Corporation shall be to engage in the business activity that exists downstream of the wellhead, including marketing, gathering, processing, storing, and transporting natural gas and other energy resources.

Section B: To engage in any capacity in any other lawful business and to do all things incidental to any such business, and to do and perform all other things that are necessary or beneficial to the corporation or to the general public which the Board of Directors may from time to time determine should be done.

Section C: To exercise all of the powers enumerated in § 4-27-302 of the Arkansas Business Corporation Act of 1987 as it may be amended from time to time or otherwise conferred by the laws of the State of Arkansas upon corporations organized under the laws of the State of Arkansas.

Section D: To conduct business in the State of Arkansas, other states, the District of Columbia, the territories and colonies of the United States and in foreign countries, and to have one or more offices out of the State of Arkansas, as well as within said state. In any state or country or political division thereof in which the corporation may have qualified to do business, it shall have all the objects and powers herein set forth, but to such extent as may be permitted by the laws of such state or country or political division thereof to any business or commercial corporation.

Section E: To do all and everything necessary and proper for the accomplishment of the objects enumerated in these Articles of Incorporation, or any amendment thereof, or necessary or incidental to the protection and benefit of this corporation; and in general to carry on any lawful business necessary or incidental to the attainment of the objects of this corporation whether or not such business is similar in nature to the objects set forth in these Articles of Incorporation or any amendment thereof.

The foregoing clauses shall be construed both as objects and powers; and it is hereby expressly provided that the foregoing enumeration of specific objects or powers shall not be held to limit or restrict in any manner either the objects or powers of the corporation, and that the corporation shall possess such incidental powers as are reasonably necessary or convenient for the accomplishment of any of the objects or powers hereinbefore enumerated, either alone or in association with any government, state, municipality, corporation, association, partnership, as a partner or otherwise, person, organization or entity whatsoever, at least to the same extent and as fully as individuals might or could do as principals, agents, contractors or otherwise.

THIRD: The period of existence of this corporation shall be perpetual.

FOURTH: The registered office and place of business of this corporation shall be located in the County of Washington in the City of Fayetteville, State of Arkansas, and the address of such office shall be 1083 Sain Street, P. O. Box 1408.

FIFTH: The name of the resident agent of this corporation is Charles E. Scharlau, whose address is 1083 Sain Street, P. O. Box 1408, Fayetteville, Washington County, Arkansas.

SIXTH: Section A: The total amount of the authorized capital stock of this corporation is two thousand (2,000) shares with a par value of one dollar. Each share of said stock shall have one vote.

Section B: No stockholder shall be entitled as a matter of right to subscribe for, or purchase, or receive, or to have offered to him for subscription or purchase, any additional share or shares of stock either of that now authorized in the Articles of Incorporation or hereafter authorized, or any shares whatsoever, however acquired, issued or sold by the corporation, or any bonds, certificates of indebtedness, debentures or other securities convertible into the stock of the corporation, it being the purpose and intent that the Board of Directors shall have full right, power, and authority to offer for subscription or sale or to make any disposal of any or all unissued shares of capital stock of the corporation, or any or all shares issued and thereafter acquired by the corporation, upon such consideration in money or property or other things of value as the Board of Directors shall determine.

SEVENTH: The names and post office address of each of the incorporators is as follows:

Name	Address
Charles E. Scharlau	P. O. Box 1408 Fayetteville, AR 72702-1408

Stanley D. Green	P. O. Box 1408 Fayetteville, AR 72702-1408

EIGHTH: The number of directors of the corporation shall be fixed by the by-laws and may be increased or decreased from time to time in the manner specified therein. Election of directors need not be by ballot. All shareholders are entitled to cumulate their votes for the election of directors. No director of the corporation need be a stockholder. Any director may be removed at any time, either for or without cause, so long as the stockholders are entitled to vote in respect to the corporate affairs and management of the corporation, by the affirmative vote of stockholders holding of record a majority of the outstanding shares of the stock of the corporation which were entitled to vote at the election of such director, given at a special meeting of such stockholders called for the purpose; provided, however, that no director may be removed if the number of votes sufficient to elect him under cumulative voting is voted against his removal. The initial Board of Directors shall be as follows:

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Name	Address
Charles E. Scharlau	1083 Sain Street Fayetteville, AR 72703

Kenneth R. Mourton	112 W. Center Fayetteville, AR 72701

Stanley D. Green	1083 Sain Street Fayetteville, AR 72703

Debbie J. Branch	401 S. Boston Tulsa, OK 74103

In furtherance, not in limitation, of the powers conferred upon the Board of Directors by statute, the Board of Directors is expressly authorized, without any vote or other action by stockholders other than such as at the time shall be expressly required by statute or by the provisions of these Articles of Incorporation (and amendments thereof, if any) or by the by-laws, to exercise all of the powers, rights and privileges of the corporation (whether expressed or *lied in these Articles of Incorporation or conferred by statute) and do all acts and things which may be done by the corporation, including, but without limiting the generality of the foregoing, the right:

Section A: By resolution or resolutions passed by the majority vote of all the members of the Board of Directors as from time to time constituted to make, adopt, alter, amend and repeal the by-laws of the corporation, provided however, that the holders of the majority of the issued and outstanding stock may alter, amend, or repeal the by-laws made by the Board of Directors and may from time to time limit or define the right of the Board of Directors to alter, amend, or repeal any by-law or by-laws made or adopted; and

Section B: By resolution or resolutions, passed by the affirmative vote of a majority of the number of directors as from time to time fixed by the by-laws of the corporation, to authorize or approve the purchase by or on behalf of the corporation, of its capital stock, bonds, debentures, warrants, rights, script, other obligations or securities of any nature howsoever evidenced, either pro-rata from all holders thereof or from time to time in the open market or at private sale.

NINTH: To the fullest extent permitted by the Arkansas Business Corporation Act of 1987 as it now exists or may hereafter be amended, a director of this corporation shall not be liable to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director.

Executed this 18th day of July, 1996	/s/ Charles E. Scharlau Incorporator
/s/ Stanley D. Green Incorporator

ACKNOWLEDGMENT

STATE OF ARKANSAS	)
)
COUNTY OF WASHINGTON	)

BE IT REMEMBERED, That on this 18th day of July, 1996, personally came before me, the undersigned, a Notary Public within and for the State and County aforesaid, Charles E. Scharlau and Stanley D. Green, parties to the foregoing Articles of Incorporation, known to me personally to be such, and severally acknowledged the same to be the acts and deeds of the Signers, and that the facts therein stated are truly set forth.

GIVEN under my hand and seal of office, the day and year aforesaid.

/s/ Paula J. Zulpo
Notary Public

My Commission Expires:

2/1/2003

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